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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                NHP INCORPORATED
             (Exact name of registrant as specified in its charter)


         Delaware                                                52-1445137
(State of organization)                                      (I.R.S. Employer
                                                          Identification Number)

                           ------------------------
8065 Leesburg Pike, Suite 400, Vienna, Virginia                   22182
 (Address of principal executive offices)                      (Zip Code)


         Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                   Name of each exchange on which
        to be so registered                  each class is to be so registered


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         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to upon filing pursuant to General Instruction A.(c)(2), please check the following box. [ ]

         Securities to be registered pursuant to Section 12(g) of the Act:

           Rights (attached to Common Stock of Registrant) to receive shares of NHP Financial Services, Ltd.

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PAGE 1 OF 5                                      EXHIBIT INDEX APPEARS AT PAGE 5
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Board of Directors of NHP Incorporated (the "Registrant") has declared a dividend distribution of one right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Shares"), of the Registrant. The distribution is payable on May 9, 1997 to the shareholders of record as of the close of business on May 2, 1997 ("the Record Date"). Each Right entitles the registered holder to receive from the Registrant upon maturity of the Rights one-third of a share (the "Shares") of common stock, par value $.01 per share, of NHP Financial Services, Ltd., a Delaware corporation (the "Spin-Off Entity"), or any successor thereof, subject to the terms and conditions set forth in a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement") between the Registrant, the Spin-Off Entity and The First National Bank of Boston as Rights Agent (the "Rights Agent"). No fractional Shares will be issued and cash will be paid in lieu of fractional Shares at the rate of $9.15 per Share. The distribution of Shares pursuant to the Rights will result in 100% of the equity of the Spin-Off Entity held by the Registrant being distributed to the holders of Rights. Rights will also be issued with respect to any Common Share issued prior to the time Shares become distributable in respect of Rights.

         The Rights Agreement provides that the right to receive the Shares shall not mature until the earlier of the Effective Time of the merger (the "Merger") of a subsidiary of Apartment Investment and Management Company ("AIMCO") with and into the Registrant pursuant to an Agreement and Plan of Merger dated as of April 21, 1997 by and among AIMCO, such subsidiary and the Registrant (the "Merger Agreement") or December 1, 1997 (the time at which the Rights mature being referred to as the "Maturity Time").

         The Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates. Until the Maturity Time, new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. The form of legend to be affixed to new Common Share certificates is set forth in
Section 3(c) of the Rights Agreement, which is incorporated herein by reference. Until the Maturity Time, the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

         The Rights Agreement also contains certain covenants of the Registrant and the Spin-Off Entity proscribing the following while the Rights are outstanding: (i) a transfer of the assets of the Spin-Off Entity other than in the ordinary course of business; (ii) issuance of securities by the Registrant other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date; (iii) issuance of securities by the Spin-Off Entity other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date plus (W) the Spin-Off Entity may issue options (and securities issuable upon exercise of such options) in connection with an amendment of outstanding options to acquire





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Common Shares of the Registrant so that each such option includes the right to receive the number of Shares that would be distributed in connection with Rights that would be associated with Common Shares obtainable upon exercise of such options, (X) the Spin-Off Entity may issue options (and Shares obtainable upon exercise of such options) to acquire up to an additional 338,000 Shares (assuming completion of the Recapitalization contemplated by the Rights Agreement), provided that such options are issued in connection with an employee stock option plan duly adopted by the Spin-Off Entity, (Y) the Spin-Off Entity may issue an additional 6,000 Shares (assuming completion of the Recapitalization contemplated by the Rights Agreement), provided that such Shares are issued only to employees of the Spin-Off Entity and (Z) the Spin-Off Entity may issue or agree to issue Shares for an aggregate consideration of $5,000,000 at a price expected to be $9.15 per Share (assuming completion of the Recapitalization contemplated by the Rights Agreement); and (iv) the operation of the Spin-Off Entity otherwise than in the ordinary course of business.

         The Rights Agreement may be amended by the Registrant without the approval of any holders of Rights in certain events, including amendments which add other events requiring adjustment to the number of Shares or other securities issuable upon the exercise of the Rights provided that no amendment may be made which (i) changes the number of Shares that may be distributed in any way that results in less than all Shares held by the Registrant at the Maturity Time being distributed in respect of the Rights, or (ii) increases the period of time remaining until the Maturity Time, without the consent of the holders of a majority of the issued and outstanding Rights, and the Rights Agreement may be amended in any respect upon the agreement of the Registrant, the Spin-Off Entity and the Rights Agent if the consent of the holders of a majority of the issued and outstanding Rights has been obtained with respect to such amendment.

                 The description of the Rights Agreement is not necessarily complete and reference is made to the copy of the Rights Agreement, which is incorporated herein by reference.

ITEM 2.  EXHIBITS.

1 Rights Agreement, dated as of April 21, 1997 between NHP Incorporated, NHP Financial Services, Ltd. and The First National Bank of Boston, filed with the Registrant's Form 8-K on April 24, 1997 and which is incorporated herein by reference.





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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                    NHP INCORPORATED



                                    BY:    /s/ Ann Torre Grant
                                        ---------------------------------------
                                          Ann Torre Grant
                                          Executive Vice President, Chief
                                            Financial Officer and Treasurer



Dated:  April 28, 1997





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                               INDEX TO EXHIBITS

  No.                             Description
-------                           -----------
1 Rights Agreement, dated as of April 21, 1997 between NHP Incorporated, NHP Financial Services, Ltd. and The First National Bank of Boston, filed with the Registrant's Form 8-K on April 24, 1997 and which is incorporated herein by reference.





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